EXHIBIT 99.1

Consolidated Communications Holdings Reports Second Quarter 2009 Results

 * IPTV additions exceeded 1,500 for the quarter with 41% growth year-
   over-year.
 * North Pittsburgh systems integration completed on schedule and on budget.
 * Pair bonding rolled out with 40,000 additional homes to be passed by year-end.
 * Strong quarter of cash available for dividends.

MATTOON, Ill., Aug. 6, 2009 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) reported results for the second quarter ended June 30, 2009.

Second quarter financial summary:

 * Revenue was $102.0 million.
 * Net cash provided by operations was $28.6 million.
 * Adjusted EBITDA was $48.1 million.
 * Dividend payout ratio was 53.3%.

"We are pleased with our overall second quarter results and our best-ever quarterly payout ratio," said Bob Currey, president and CEO. "Operating metrics were in-line with our expectations with access line losses continuing to moderate, DSL adds seasonally soft and IPTV maintaining strong growth."

"In addition to delivering solid results, we accomplished two major corporate initiatives in the quarter. First, we completed the final phase of the North Pittsburgh systems integration on schedule and on budget. Second, we introduced pair bonding technology adding 5,000 homes passed in the quarter and setting us up to pass another 35,000 homes with IPTV over the next two quarters."

"Finally, with line losses improving for the third quarter in a row and our broadband products continuing to grow at a solid pace, we remain confident that we are well positioned to continue to execute on our plan. We are investing in new technologies and common platforms, while also introducing new products in our continued effort to offer high value service and bundles to our customers," Currey concluded.

Operating Statistics at June 30, 2009, Compared to June 30, 2008.

 * Total connections were 449,925, a decrease of 5,356 or 1.2%.
 * Total local access lines were 254,593, a decrease of 22,200, or
   8.0%.
 * ILEC Broadband connections were 115,387, an increase of 14,700, or
   14.6%.
     * DSL subscribers were 95,656, an increase of 9,081, or 10.5%.
     * IPTV subscribers were 19,731, an increase of 5,619, or 39.8%.
 * ILEC VOIP lines were 7,883, an increase of 3,795, or 92.8%.
 * CLEC access line equivalents were 72,062, a decrease of 1,651, or
   2.2%.

Steve Childers, Consolidated's Chief Financial Officer, stated, "During the quarter, we continued to focus on improving our cost structure and combined with the added efficiency gained from finalizing the North Pittsburgh systems integration, we had a net headcount reduction of 28 in the quarter, resulting in severance expenses of $0.9 million of which $0.6 million qualified as an add-back to adjusted EBITDA. Also, in the quarter, we resolved an outstanding access dispute that had been reserved for as part of the North Pittsburgh acquisition. The result of the settlement was a $1.8 million non-cash benefit to other income. Finally, as of the end of the second quarter, we have funded $9.1 million of the $11.0 million full year estimated cash pension contributions."

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $21.6 million and the payout ratio was 53.3%. At June 30, 2009, cash and cash equivalents were $20.0 million. The Company made capital expenditures of $10.2 million during the quarter.

Financial Highlights for the Second Quarter Ended June 30, 2009

 * Revenues were $102.0 million, compared to $106.4 million in the second quarter of 2008.  Declines in Local Calling Services, Long
   Distance, and Network Access were partially offset by increases in
   Data and Internet Services and Other Operations.  Local Calling
   Services declined $2.3 million due to the loss of access lines.
   Network Access revenues were down $2.7 million due to the loss of access lines, lower minutes of use and a rate reduction associated with our July 1, 2008 Price Caps election for Illinois and Texas.
   Data and Internet revenues increased $1.5 million due to the continued growth in DSL, IPTV and VOIP services.
 * Depreciation and amortization was $21.0 million, compared to $22.4 million in the same period last year.  The $1.4 million decline was primarily attributable to our election to discontinue FAS 71 accounting for our regulated fixed assets at year end 2008.
 * Income from operations was $18.9 million, compared to $21.1 million in the second quarter of 2008.  The decrease is mainly due to the decline in revenues, $1.5 million in incremental pension and OPEB expense and $0.9 million in severance associated with our headcount reductions, net of the $1.4 million decrease in depreciation and amortization.
 * Interest expense, net was $14.5 million, compared to $16.0 million in the same quarter last year.  The decrease is driven by an overall lower weighted average cost of debt due primarily to the
   April 1, 2008 redemption of our 9 3/4 % Senior Notes.
 * Other income, net was $8.5 million, compared to $4.7 million for the same period in 2008.  As mentioned, we recognized a $1.8
   million benefit for resolution of an access dispute.   In addition,
   we recognized $4.5 million in cash distributions from wireless partnerships compared to $3.4 million for the second quarter of
   2008.
 * Net income attributable to common stockholders was $7.5 million versus net income of $0.2 million in the second quarter of 2008.
   The second quarter of 2008 included $5.2 million in after tax charges associated with the redemption of our 9 3/4 % Senior
   Notes.  "Adjusted net income" excludes this and certain other items in the manner described in the table provided in this release.  On that basis, "adjusted net income" was $7.9 million for the second quarter of 2009, compared to $6.4 million in the same quarter of
   2008.
 * Diluted net income per common share was $0.25, compared to a diluted net income per common share of $0.01 in the same quarter of
   2008.  "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release.  On that basis, "adjusted diluted net income per share"
   for the second quarter ended June 30, 2009 was $0.27 versus $0.22 in the second quarter of 2008.
 * Adjusted EBITDA was $48.1 million, compared to $48.3 million for the same period in 2008.
 * Net cash provided from operating activities was $28.6 million, compared to $17.1 million for the second quarter in 2008.
 * The total net debt to last twelve month adjusted EBITDA coverage ratio is 4.6 times to 1.0.

Financial Highlights for the Six Months Ended June 30, 2009

 * Revenues were $203.8 million, compared to $211.9 million in the same period of 2008.  Declines in Local Calling Services, Long
   Distance, and Network Access were partially offset by increases in
   Data and Internet Services and Subsidies.  Local Calling Services
   declined $4.5 million due to the loss of access lines.  Network
   Access revenues were down $5.3 million due to the loss of access lines, lower minutes of use and a rate reduction associated with
   our July 1, 2008 Price Caps election for Illinois and Texas.   Data
   and Internet revenues were up $3.5 million due to the continued
   growth in DSL, IPTV and VOIP services.
 * Net income was $10.8 million versus $3.9 million in the prior year period.  The difference was primarily driven by the $5.2 million in after tax charges associated with the redemption of our 9 3/4%
   Senior Notes in the second quarter 2008 and the $1.8 million benefit this quarter for the aforementioned access settlement.
 * Diluted net income per common share was $0.37, compared to a diluted net income per common share of $0.13 in the same period of
   2008.  "Adjusted diluted net income per share" excludes certain items in the manner described in the table provided in this release.  On that basis, "adjusted diluted net income per share"
   was $0.45 versus $0.37 for the six months ended June 30, 2008.
 * Adjusted EBITDA was $93.4 million, compared to $97.4 million for the same period in 2008.  The decrease was primarily driven by lower revenue and $3.1 million in incremental pension and OPEB expense.
 * Net cash provided from operating activities was $48.0 million, compared to $42.2 million for the six month period in 2008.

Financial Guidance

For 2009, the Company is updating its full year guidance with respect to capital expenditures, cash interest, and cash taxes. Capital expenditures are now expected to be in the range of $41.0 million to $42.0 million versus previous guidance of $42.0 million to $43.0 million; cash interest expense is now expected to be in the range of $56.0 million to $57.5 million compared to prior guidance of $58.0 million to $61.0 million; and when including the bonus depreciation from the stimulus plan, cash income taxes are now expected to be in the range of $9.0 million to $11.0 million versus previous guidance of $11.0 million to $13.0 million.

Dividend Payments

On August 3, 2009, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on November 1, 2009 to stockholders of record at the close of business on October 15, 2009.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss second quarter earnings and developments in the business. The call is being webcast and can be accessed from the "Investor Relations" section of the Company's website at http://www.consolidated.com. The webcast will also be archived on the Company's website. If you do not have internet access, the conference call dial-in number is 866-395-2185 with pass code 19357566. International parties can access the call by dialing 706-758-1344. A telephonic replay of the conference call will also be available starting two hours after completion of the call until August 20, 2009 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 800-642-1687 and international parties should call 706-645-9291.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income," and "adjusted diluted net income per share", all of which are non-GAAP financial measures. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income (loss) or net income (loss) per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under the credit facility in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented.

EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on an historical basis. We believe net cash provided by operating activities is the most directly comparable financial measure to EBITDA under GAAP. EBITDA is a non-GAAP financial measure.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures, and (3) cash taxes.

We present adjusted EBITDA and cash available to pay dividends for several reasons. Management believes adjusted EBITDA and cash available to pay dividends are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA and cash available to pay dividends to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in the agreements governing our debt that require us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. We present other information related to the non-GAAP financial measures, specifically "total net debt to last twelve month adjusted EBITDA coverage ratio," principally to put these other measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. As a result, management believes the presentation of adjusted EBITDA and cash available to pay dividends, as supplemented by "total net debt to last twelve months adjusted EBITDA coverage ratio," provides important additional information to investors. In addition, adjusted EBITDA and cash available to pay dividends provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in the agreements governing our debt and to measure our ability to service and repay debt.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement.

Because adjusted EBITDA is a component of the Dividend Payout Ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future. We present the non-GAAP measures adjusted net income and adjusted diluted net income per share, because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is an established rural local exchange company providing voice, data and video services to residential and business customers in Illinois, Texas and Pennsylvania. Each of the operating companies has been operating in its local market for over 100 years. With approximately 254,593 ILEC access lines, 72,062 Competitive Local Exchange Carrier (CLEC) access line equivalents, 95,656 DSL subscribers, and 19,731 IPTV subscribers, Consolidated Communications offers a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, high-speed Internet access, digital TV, carrier access services, and directory publishing.

Safe Harbor

Any statements contained in this press release other than statements of historical fact, including statements about management's beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management's views and assumptions regarding future events and business performance. Words such as "estimate," "believe," "anticipate," "expect," "intend," "plan," "target," "project," "should," "may," "will" and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include economic and financial market conditions generally and economic conditions in Consolidated's service areas; changes in the valuation of pension plan assets, as well as a number of other factors related to our business, including various risks to shareholders of not receiving dividends and risks to Consolidated's ability to pursue growth opportunities if Consolidated continues to pay dividends according to the current dividend policy; various risks to the price and volatility of Consolidated's common stock; the substantial amount of debt and Consolidated's ability to incur additional debt in the future; Consolidated's need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in the debt agreements that limit the discretion of management in operating the business; the ability to refinance the existing debt as necessary; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with Consolidated's possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated's network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. These and other risks and uncertainties are discussed in more detail in Consolidated's filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these risks are beyond management's ability to control or predict. All forward-looking statements attributable to Consolidated or persons acting on behalf of us are expressly qualified in their entirety by the cautionary statements and risk factors contained in this press release and Consolidated's filings with the Securities and Exchange Commission. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, Consolidated does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

              Consolidated Communications Holdings, Inc.
                 Condensed Consolidated Balance Sheets
                        (Dollars in thousands)
                              (Unaudited)

                                                June 30,  December 31,
                                                  2009        2008
                                             ------------ ------------
 ASSETS
 Current assets:
   Cash and cash
    equivalents                              $    20,025  $    15,471
   Accounts receivable, net                       46,229       45,092
   Prepaid expenses and other current assets      16,715       18,013
                                             ------------ ------------
 Total current assets                             82,969       78,576

 Property, plant and equipment, net              388,058      400,286
 Intangibles, net and other assets               752,835      762,764
                                             ------------ ------------
 Total assets                                $1,223,862   $ 1,241,626
                                             ============ ============

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Current portion of capital lease
    obligation                               $       813  $       922
   Accounts payable                               10,790       12,336
   Accrued expenses and other current
    liabilities                                   61,999       58,034
                                             ------------ ------------
 Total current liabilities                        73,602       71,292

 Capital lease obligation less current
  portion                                             --          344
 Long-term debt                                  880,000      880,000
 Other long-term liabilities                     198,405      214,705
                                             ------------ ------------
 Total liabilities                             1,152,007    1,166,341
                                             ------------ ------------

 Stockholders' equity:
   Common stock, $0.01 par value                     295          295
   Paid in capital                               118,010      129,284
   Accumulated other comprehensive loss          (52,178)     (59,479)
                                             ------------ ------------
 Total Consolidated Communications Holdings,
  Inc. stockholders' equity:                      66,127       70,100
 Noncontrolling interest                           5,728        5,185
                                             ------------ ------------
 Total equity                                     71,855       75,285
                                             ------------ ------------
 Total liabilities and stockholder's equity  $ 1,223,862  $ 1,241,626
                                             ============ ============

              Consolidated Communications Holdings, Inc.
            Condensed Consolidated Statements of Operations
           (Dollars in thousands, except per share amounts)
                              (Unaudited)

                       Three Months Ended        Six Months Ended
                            June 30,                  June 30,
                   ------------------------- -------------------------
                       2009         2008         2009         2008
                   ------------ ------------ ------------ ------------
 Revenues          $   102,042  $   106,444  $   203,752  $   211,858
 Operating
  expenses:
   Cost of services
    and products        36,344       36,108       72,444       69,971
   Selling, general
    and
    administrative
    expenses            25,850       26,911       53,727       55,055
   Depreciation and
    amortization        20,981       22,350       42,658       45,221
                   ------------ ------------ ------------ ------------
 Income from
  operations            18,867       21,075       34,923       41,611
 Other income
  (expense):
   Interest
    expense, net       (14,549)     (15,984)     (29,019)     (34,038)
   Loss on
    extinguishment
    of debt                 --       (9,224)          --       (9,224)
   Other income,
    net                  8,527        4,716       13,024        9,093
                   ------------ ------------ ------------ ------------
 Income before
  income taxes          12,845          583       18,928        7,442
 Income tax expense      5,186          270        7,572        3,148
                   ------------ ------------ ------------ ------------
 Net income              7,659          313       11,356        4,294
   Less: Net income
    attributable to
    noncontrolling
    interest               136          133          543          405
                   ------------ ------------ ------------ ------------
 Net income
  attributable to
  Consolidated
  Communications
  Holdings, Inc.   $     7,523  $       180  $    10,813  $     3,889
                   ============ ============ ============ ============

 Diluted net income
  attributable to
  Consolidated
  Communications
  Holdings, Inc.
  per common share $      0.25  $      0.01  $      0.37  $      0.13
                   ============ ============ ============ ============

              Consolidated Communications Holdings, Inc.
            Condensed Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                              (Unaudited)

                       Three Months Ended        Six Months Ended
                            June 30                   June 30
                   ------------------------- -------------------------
                        2009        2008         2009        2008
                   ------------ ------------ ------------ ------------
 OPERATING
 ACTIVITIES
  Net income       $     7,659  $       313  $    11,356  $     4,294
  Adjustments to
   reconcile net
   income to cash
   provided by
   operating
   activities:
    Depreciation
     and amortiza-
     tion               20,981       22,350       42,658       45,221
    Non-cash stock
     compensation          499          476          932          860
    Loss on exting-
     uishment of
     debt                   --        9,224           --        9,224
    Other adjust-
     ments, net          1,518      (1,071)           75       (3,163)
  Changes in
   operating assets
   and liabilities,
   net                  (2,013)     (14,145)      (7,023)     (14,256)
                   ------------ ------------ ------------ ------------
      Net cash
       provided by
       operating
       activities       28,644       17,147       47,998       42,180
                   ------------ ------------ ------------ ------------
 INVESTING
  ACTIVITIES
    Proceeds from
     sale of assets         --           --          300           --
    Capital
     expenditures      (10,218)     (13,001)     (20,375)     (26,286)
                   ------------ ------------ ------------ ------------
      Net cash used
       for
       investing
       activities      (10,218)     (13,001)     (20,075)     (26,286)
                   ------------ ------------ ------------ ------------
 FINANCING
  ACTIVITIES
    Proceeds from
     long-term
     obligations            --      120,000           --      120,000
    Payments made
     on long-term
    obligations           (229)    (136,587)        (453)    (136,833)
    Payment of
     deferred
     financing
     costs                  --          (59)          --         (240)
    Purchase and
     retirement of
     common stock           --           --           (9)          (8)
    Dividends on
     common stock &
     participating
     ecurities         (11,519)     (11,362)     (22,907)     (22,721)
                   ------------ ------------ ------------ ------------
      Net cash used
       in financing
       activities      (11,748)     (28,008)     (23,369)     (39,802)
                   ------------ ------------ ------------ ------------
 Net Increase in
  cash and cash
  equivalents            6,678      (23,862)       4,554      (23,908)
 Cash and cash
  equivalents at
  beginning of
  period                13,347       34,295       15,471       34,341
                   ------------ ------------ ------------ ------------
 Cash and cash
  equivalents at
  end of period    $    20,025  $    10,433  $    20,025  $    10,433
                   ============ ============ ============ ============

              Consolidated Communications Holdings, Inc.
                   Consolidated Revenue by Category
                        (Dollars in thousands)
                              (Unaudited)

                      Three Months Ended         Six Months Ended
                           June 30,                  June 30,
                   ------------------------- -------------------------
                       2009          2008        2009         2008
                   ------------ ------------ ------------ ------------
 Telephone
  Operations
   Local calling
    services       $    24,260  $    26,533  $    48,987  $    53,483
   Network access
    services            22,143       24,811       44,123       49,442
   Subsidies            13,418       13,395       27,536       27,194
   Long distance
    services             5,402        6,252       10,890       12,552
   Data and
    Internet
    services            16,704       15,209       33,105       29,610
   Other services        9,217        9,722       18,197       18,910
                   ------------ ------------ ------------ ------------
 Total Telephone
  Operations            91,144       95,922      182,838      191,191
 Other Operations       10,898       10,522       20,914       20,667
                   ------------ ------------ ------------ ------------
 Total operating
  revenues         $   102,042  $   106,444  $   203,752  $   211,858
                   ============ ============ ============ ============

              Consolidated Communications Holdings, Inc.
                Schedule of Adjusted EBITDA Calculation
                        (Dollars in thousands)
                              (Unaudited)

                      Three Months Ended          Six Months Ended
                            June 30,                  June 30,
                   ------------------------- -------------------------
                        2009        2008         2009         2008
                   ------------ ------------ ------------ ------------
 EBITDA:
 Net cash provided
  by operating
  activities       $    28,644  $    17,147  $    47,998  $    42,180
 Adjustments:
   Compensation
    from restricted
    share plan            (499)        (476)        (932)        (860)
   Loss on
    extinguishment
    of debt                 --       (9,224)          --       (9,224)
   Other
    adjustments,
    net                 (1,518)       1,071          (75)       3,163
   Changes in
    operating
    assets and
    liabilities          2,013       14,145        7,023       14,256
 Interest expense,
  net                   14,549       15,984       29,019       34,038
 Income taxes            5,186          270        7,572        3,148
                   ------------ ------------ ------------ ------------
 EBITDA (1)             48,375       38,917       90,605       86,701

 Adjustments to
  EBITDA (2):
   Integration and
    restructuring
    (3)                  1,592        1,021        3,972        2,103
   Other, net (4)       (6,884)      (4,849)     (11,788)      (9,498)
   Investment
    distributions
    (5)                  4,543        3,466        9,703        8,056
   Non-cash
    compensation
    (6)                    499          476          932          860
   Loss on
    extinguishment
    of debt (7)             --        9,224           --        9,224
                   ------------ ------------ ------------ ------------
 Adjusted EBITDA   $    48,125  $    48,255  $    93,424  $    97,446
                   ============ ============ ============ ============

 Footnotes for Adjusted EBITDA:
 (1) EBITDA is defined as net earnings before interest expense, income taxes, depreciation amortization and extraordinary items on a historical basis.
 (2) These adjustments reflect those required or permitted by the lenders under the credit facility in place at the end of each of the quarters included in the periods presented.
 (3) Represents certain expenses associated with integrating and restructuring the Texas, Illinois and Pennsylvania businesses. For the second quarter of 2009, this is comprised of $0.9 million of integration costs and $0.7 million of severance costs. For the second quarter of 2008, this is comprised of $0.9 million of integration costs and $0.1 million of severance costs.
 (4) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries and certain miscellaneous non-operating items. In accordance with the terms of our credit facility, $1.8 million of income recognized upon settlement of a dispute was not included in the adjustment. The income represents the reversal of a reserve that was created in connection with the purchase of North Pittsburgh.
 (5) For purposes of calculating adjusted EBITDA, we include all cash dividends and other cash distributions received from our
 investments.
 (6) Represents compensation expenses in connection with our
 Restricted Share Plan, which because of the non-cash nature of the expenses are being excluded from adjusted EBITDA.
 (7) This includes approximately $6.3 million as a call premium and
 $2.9 million in write offs of deferred financing costs incurred with the redemption of the 9.75% Senior Notes on April 1, 2008.

              Consolidated Communications Holdings, Inc.
                    Cash Available to Pay Dividends
                        (Dollars in thousands)
                              (Unaudited)

                                             Three Months  Six Months
                                                 Ended       Ended
                                               June 30,     June 30,
                                                 2009         2009
                                             -------------------------
 Adjusted EBITDA                             $    48,125  $    93,424

  - Cash interest expense                        (14,173)     (28,258)
  - Capital expenditures                         (10,218)     (20,375)
  - Cash income taxes                             (1,905)      (4,683)
  - Principal payments on debt                      (229)        (453)
  + Cash interest income                              15           37
                                             ------------ ------------

 Cash available to pay dividends             $    21,615  $    39,692
                                             ============ ============

 Dividends Paid                              $    11,519  $    22,907
 Payout Ratio                                       53.3%        57.7%

              Consolidated Communications Holdings, Inc.
              Total Net Debt to LTM Adjusted EBITDA Ratio
                        (Dollars in thousands)
                              (Unaudited)

 Summary of Outstanding Debt
 Term loan                                                $   880,000
 Capital leases                                                   813
                                                          ------------
 Total debt as of June 30, 2009                           $   880,813
 Less cash on hand                                            (20,025)
                                                          ------------
 Total net debt as of March 31, 2009                      $   860,788
                                                          ============
 Adjusted EBITDA for the last twelve
  months ended June 30, 2009                              $   185,734
 Total Net Debt to last twelve months
  Adjusted EBITDA                                                 4.6x

              Consolidated Communications Holdings, Inc.
         Adjusted Net Income and Diluted Net Income Per Share
                        (Dollars in thousands)
                              (Unaudited)

                       Three Months Ended        Six Months Ended
                     June 30,     June 30,      June 30,    June 30,
                       2009         2008          2009        2008
                   ------------ ------------ ------------ ------------
 Reported net
  income
  applicable to
  common
  stockholders     $     7,523  $       180  $    10,813  $     3,889

 Access dispute
  settlement, net
  of tax                (1,067)          --       (1,067)          --

 Bond redemption
  charge, net of
  tax                       --        5,193           --        5,087
 Severance, net of
  tax                      410           57        1,723          187
 Integration and
  restructuring
  charges, net of
  tax                      545          517        1,021          996
 Non-cash
  compensation             499          476          932          860
                   ------------ ------------ ------------ ------------
 Adjusted net
  income applicable
  to common
  stockholders     $     7,910  $     6,423  $    13,422  $    11,019
                   ============ ============ ============ ============

 Weighted average
  number of shares
  outstanding       29,674,395   29,529,290   29,620,154   29,514,570
                   ============ ============ ============ ============
 Adjusted diluted
  net income per
  share            $      0.27  $      0.22  $      0.45  $      0.37
                   ============ ============ ============ ============

 Calculations above assume a 40.0 and 43.7 percent effective tax rate for the three months ended June 30, 2009 and 2008, respectively and the six month ended rates for the same ending period are assumed at
 40.0 and 44.9 percent, respectively.

              Consolidated Communications Holdings, Inc.
                       Key Operating Statistics

                                  June 30,     March 31,     June 30,
                                    2009         2009          2008
                                ------------ ------------ ------------
 Local access lines in service
   Residential                      151,937      156,935      174,641
   Business (1)                     102,656      102,852      102,152
                                ------------ ------------ ------------
   Total local access lines         254,593      259,787      276,793

 Total IPTV subscribers              19,731       18,207       14,112

 ILEC DSL subscribers (2)            95,656       94,554       86,575
                                ------------ ------------ ------------
 ILEC Broadband Connections         115,387      112,761      100,687

 ILEC VOIP subscribers                7,883        7,141        4,088

 CLEC Access Line Equivalents
  (3)                                72,062       73,737       73,713

 Total connections                  449,925      453,426      455,281
                                ============ ============ ============

 Long distance lines (4)            166,006      165,892      167,767
 Dial-up subscribers                  3,406        3,612        5,687

 IPTV Homes passed                  152,181      147,338      129,872

 (1) The first quarter of 2009 included an increase of approximately
 1,000 business lines due to a one-time billing true-up of access lines installed in 2008 that were not reflected in our line counts.

 (2) Includes only ILEC DSL.  CLEC DSL is included in CLEC access line equivalents.

 (3) CLEC access line equivalents represent a combination of voice services and data circuits. The calculations represent a conversion of data circuits to an access line basis. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1, DS-3, and Ethernet) and SONET-based
 (optical) services (OC-3 and OC-48) to the equivalent of an access line.

 (4) Excludes CLEC LD subscribers.

CONTACT:  Consolidated Communications Holdings, Inc.
          Matt Smith, Treasurer & Director of Finance
          217-258-2959
          matthew.smith@consolidated.com